Exhibit 5.1

July 12, 2012

The Board of Directors
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Secretary and General Counsel, Corporate of Legg Mason, Inc. (the “Company”), to render my opinion in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company's 5.50% Senior Notes due 2019 (the “Exchange Notes”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $650,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 5.50% Senior Notes due 2019 issued on May 21, 2012 (the “Old Notes”), which have not been registered under the Securities Act. The Exchange Notes will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to a first supplemental indenture, dated as of May 21, 2012 (the “Supplemental Indenture”), to an indenture providing for the issuance of senior debt securities in series, dated as of May 21, 2012 (the “Indenture”), each between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In my capacity as Secretary and General Counsel, Corporate of the Company, I am familiar with the Company's Articles of Incorporation and Bylaws, as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinions expressed herein.  I am familiar with the Indenture, the Supplemental Indenture and the form of Exchange Notes. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity of authentic originals of all documents submitted to me as copies.  As to factual matters, I have relied upon the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:
     1.             The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.
     2.             The Company has taken all necessary corporate action to authorize the execution and delivery and performance of the Indenture, the Supplemental Indenture and the

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Exchange Notes and has duly executed and delivered the Indenture and the Supplemental Indenture.

I am admitted to practice law in the State of Maryland.  The opinions set forth herein are limited to matters of the General Corporation Law of the State of Maryland and are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus.  In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Secretary and General Counsel, Corporate

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